AGREEMENT OF SALE

This AGREEMENT OF SALE (this “Agreement”), is dated as of February 25, 2016 between CLINTON UNITY GROUP, L.L.C., having an address at P.O. Box 5301, Clinton, New Jersey 08809 (“Seller”), and UNITY BANCORP, INC., a banking institution organized under the laws of the State of New Jersey, having an address at 64 Old Highway 22, Clinton, New Jersey 08809 (“Purchaser”).

PRELIMINARY STATEMENT

Seller is the owner of (a) that certain parcel of real property situate in the Town of Clinton, County of Hunterdon and State of New Jersey, designated as Lot 22 in Block 22 on the official Tax Map of the Town of Clinton, and located at 64 Old Highway 22, Clinton, New Jersey, which property is more particularly described on Exhibit A  annexed hereto (the “Land”), (b) the buildings, improvements, fixtures and facilities presently located on the Land (the “Improvements”), and (c) all easements and appurtenances relating to the Land or the Improvements, including, without limitation, all licenses, permits, certificates, approvals, authorizations and other entitlements relating to the Land, and rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (the “Appurtenances”).  Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, the Land and the Appurtenances, and all right, title and interest of Seller in and to all other property herein described intended to be conveyed or assigned to Purchaser hereunder (all such property intended to be sold, conveyed, transferred or assigned by Seller to Purchaser being herein collectively called the “Property”), along with Seller’s right, title and interest in and to the certain (i) Lease Agreement dated July 13, 1994 by and between Seller, as landlord and Unity Bank, formerly First Community Bank, as tenant (“Tenant”), as amended by First Amendment to Lease dated April 28, 1995 and Second Amendment to Lease dated December 1, 1995 and (ii) a Revised Lease Agreement dated December 15, 1995 by and between Seller, as landlord, and

Tenant, as amended by First Amendment to Lease dated March 1, 1997, Second Amendment to Lease dated September 19, 2003, Third Amendment to Lease dated July 23, 2009 and Fourth Amendment to Lease dated January 30, 2013 (said leases being collectively referred to herein as the “Lease”), pursuant to which Tenant leases the Property from Seller, and all of Seller’s right, title and interest in and to all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements (collectively, the “Intangibles”), subject to and in accordance with the provisions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SALE OF PROPERTY; PURCHASE PRICE; PAYMENT TERMS; ESCROW

1.1Sale of Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, the Property, along with Seller’s right, title and interest in the Lease, and Seller’s right, title and interest in and to all Intangibles, upon the terms and conditions herein contained.

1.2Purchase Price.  The purchase price for the Property is Four Million One Hundred Twenty Thousand AND 00/100 DOLLARS ($4,120,000.00 USD) (the “Purchase Price”).

1.3Payment Terms.  The Purchase Price shall be payable as follows:

(a)upon full execution of this Agreement, a sum equal to One Hundred Thousand Dollars ($100,000.00) (the “Deposit”) shall be paid by Purchaser to First American Title Insurance Company, 2 Research Way, Princeton, New Jersey 08540 (the “Escrow Agent”) by wire transfer of immediately available federal funds; and

(b)on the Closing Date, the Deposit and all interest earned thereon shall be credited toward the Purchase Price, and the balance of the Purchase Price (plus or minus any net closing adjustments provided herein), shall be paid first to the Escrow Agent by wire transfer of immediately available federal funds to an account designated by the Escrow Agent in writing to

Purchaser prior to the Closing, and then paid to Seller by the Escrow Agent by wire transfer of immediately available federal funds to an account designated by Seller in writing to the Escrow Agent.

1.4Escrow.

(a)The Deposit shall be held in escrow, until delivered as herein provided, by the Escrow Agent in an interest bearing escrow account at or with Escrow Agent’s banking institution (the “Bank”).  The parties acknowledge that the Deposit shall be held by Escrow Agent at the Bank and further acknowledge that the parties have no objections to the Deposit being held at the Bank.  The Deposit shall be held and disbursed by Escrow Agent in the following manner:

(i)On the Closing Date, the Deposit shall be paid to Seller.  Any interest accrued on the Deposit shall be paid to whichever party is entitled to the Deposit in accordance with the provisions of this Agreement.  Any interest earned on the Deposit shall be credited against the Purchase Price at Closing.

(ii)The Deposit shall be paid to Seller upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof which states that Seller is entitled to the Deposit upon such termination, and certifying the basis of such termination, or (y) Purchaser has defaulted in performance of Purchaser's obligations under this Agreement and the facts and circumstances underlying such default or that Seller is otherwise entitled to the Deposit under the provisions of this Agreement; provided however, that Escrow Agent shall not honor said demand until at least ten (10) days after it has sent a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of clause (b) of this Section 1.4; or

(iii)The Deposit shall be paid to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof which states that Purchaser is entitled to the Deposit upon termination, and certifying the basis for such termination, or (y) Seller has defaulted in performance of Seller's obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Deposit under the provisions of this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least ten (10)

days after it has sent a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of clause (b) of this Section 1.4.

(b)Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clause (ii) or (iii) of Section 1.4(a), Escrow Agent shall promptly send a copy thereof to the other party.  The other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within ten (10) days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter.  Such notice shall set forth the basis for objecting to the delivery of the Deposit.  Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

(c)In the event of any dispute between the parties regarding the Deposit, Escrow Agent, at its option, may disregard all instructions received and either (i) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final unappealable judgment of a court of competent jurisdiction, or (ii) deposit the Deposit into a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

(d)In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

(e)Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Section 1.4 shall be signed by Escrow Agent, Purchaser and Seller.

(f)Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, or any dispute hereunder, including the costs and expenses of defending itself against any claim of liability or participating in any legal proceeding.  In the event of any dispute with respect to the duties of Escrow Agent, Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(g)Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction.  After such resignation, Escrow Agent shall have no further duties or liability hereunder.

(h)Purchaser and Seller, together, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement escrow agent, who shall sign a counterpart of this Agreement.  Upon demand of such successor escrow agent, the Deposit shall be turned over and delivered to such successor escrow agent, who shall thereupon be bound by all of the provisions hereof.

(i)Escrow Agent’s agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Deposit, and all interest accrued thereon, in accordance with the terms of this Agreement.

ARTICLE 2

TITLE TO PROPERTY;TITLE DEFECTS

2.1 Title to Property.  Title to the Land and Improvements shall be good, marketable and insurable at regular rates by First American Title Insurance Company, General Land Division, 2 Research Way, Princeton, New Jersey 08540 (the “Title Insurer”), subject, however, to (a) those exceptions to which Purchaser does not object pursuant to Section 2.3, (b) all matters that arise out of actions of Purchaser or its agents, representatives or contractors, (c) all matters the Title Insurer is willing to insure over without any additional premium or indemnity from Purchaser, (d) the Title Insurer’s printed standard coverage exclusions, (e) such state of facts as would be disclosed by a survey or inspection of the Land and the Improvements, (f) liens for real estate taxes not yet due and payable and (g) those exceptions to title which have been listed in Schedule B-II of that certain Title Commitment issued by First American Title Insurance Company, File Number 3471-2266420-PRC, dated December 31, 2015 (collectively, the “Permitted Exceptions”).

2.2Right to Pay Off Monetary Encumbrances. Seller shall have the right to pay off any monetary encumbrances against the Property on the Closing Date out of the cash then payable provided, in the case of mortgages held by a lending institution, a payoff letter is delivered at the closing and the Title Insurer agrees to delete the mortgage held by such lender as an exception to title, and, in the case of mortgages held by a non-institutional lender, recordable instruments of release or discharge of such encumbrances in form and substance reasonably satisfactory to Purchaser’s counsel are then delivered to Purchaser.

2.3Title and Survey Defects.  Purchaser may obtain a survey of the Land or an update to Seller’s existing survey for the Land.  Purchaser shall furnish to Seller, on or before expiration of the Due Diligence Period (defined below), a copy of Purchaser’s title report and survey, together with a statement specifying any defects in title or survey (collectively, “Title Objections”) which are not Permitted Exceptions (“Purchaser’s Statement”).  If Purchaser does not submit such title report, survey and Purchaser’s Statement to Seller on or before such date, then Purchaser shall be deemed to waive the right to raise any Title Objections.  Seller shall notify Purchaser within five (5) days after receipt of Purchaser’s Statement whether Seller will remove or cure the Title Objections listed in Purchaser’s Statement.  Purchaser agrees that Seller shall have no obligation to remove or cure such Title Objections or to incur any cost or expense in connection therewith.  If Seller does not agree within such five (5) day period to remove or cure any such Title Objections, then Seller shall be deemed to have elected not to remove or cure such Title Objections.  If Seller elects (or is deemed to elect) not to remove or cure such Title Objections, then Purchaser shall have the right, upon notice delivered to Seller and the Escrow Agent within five (5) days after the expiration of the five (5) day period set forth above, either to (a) waive such Title Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement.  If Purchaser fails to terminate this Agreement within such five (5) day period, then Purchaser shall be deemed to waive any Title Objections which Seller has not agreed to remove.  If this Agreement is terminated pursuant to this Section 2.3, except as expressly provided herein, neither party shall have any further liability to the other hereunder.

2.4Pre Closing “Gap” Title Defects.    Whether or not Purchaser shall have furnished to Seller any notice of Title Objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Insurer or the surveyor between the effective date of the title commitment or survey, as applicable and the Closing.  With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the end of the Due Diligence Period; provided, however, that Seller shall be required to remove all monetary liens.  If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed thirty (30) days after the date for Closing set forth in Section 7.1 hereof.

ARTICLE 3

DUE DILIGENCE BY PURCHASER

3.1Due Diligence; Termination.  Purchaser shall have the right, during the period commencing on the date hereof and expiring at 5:00 PM on February 26, 2016 (the “Due Diligence Period”), to inspect the Property and to investigate all matters relating thereto, including, but not limited to, existing zoning requirements, the physical condition of the Property, the environmental condition of the Property and its environs, and any other matters Purchaser deems relevant to its decision to purchase the Property (the “Due Diligence Investigation”). Purchaser shall have the right, in its sole discretion, for any reason or no reason at all, to terminate this Agreement by notice to Seller and Escrow Agent given within the Due Diligence Period, and this Agreement and all rights and obligations of the respective parties hereunder shall be null and void.  In the event that Purchaser’s preliminary environmental site assessment report identifies areas of concern that require soil borings or water samplings (“Phase II Testing”), Purchaser shall have the right to conduct the Phase II Testing so long as Purchaser provides Seller with copies of such report and scope of proposed sampling work, methodology and names of contractors performing the work using commercially reasonable standards.  Within five (5) days of the date of this Agreement, Seller shall provide Purchaser with any and all due diligence materials in Seller’s possession relating to the Property, including, but not limited to, back title, surveys, plans, copies of all municipal approvals documents, environmental reports, and the current year property tax bill (the “Due Diligence Materials”).  Failure to provide to provide the Due Diligence Materials within five (5) days of the date of this Agreement shall automatically extend the Due Diligence Period for each day of delay in providing.  If Purchaser is proceeding with its due diligence investigation in good faith and needs additional time to complete same, Purchaser shall have the right to a fifteen (15) day extension of the Due Diligence Period upon written notice to Seller prior to the end of the Due Diligence Period.  Purchaser agrees to indemnify against and hold Seller harmless from any liabilities, costs, expenses (including reasonable attorneys' fees and costs actually incurred) damages or injuries incurred by Seller by reason of the activities on the Property by Purchaser or its agents, and such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement.  Notwithstanding the foregoing, Purchaser shall have no liability to Seller for any consequential, punitive or special damages.

3.2Information; Confidentiality.

(a) Any information and/or documents (i) furnished by Seller to Purchaser or (ii) acquired by Purchaser, in connection with Purchaser’s Due Diligence Investigation or otherwise shall be treated as confidential information.  Purchaser agrees to keep such confidential information and the existence of this Agreement and the execution and terms hereof confidential until title to the Property is transferred to Purchaser. Purchaser shall not disclose any such confidential information to any party, except on a “need to know” basis to its partners, members, officers, employees, agents, consultants, attorneys, accountants, financial advisors, prospective lenders, prospective or existing investors, and insurance representatives, all of which shall be bound to treat such information as confidential information, and only to the extent that such disclosure may be reasonable for the negotiation, execution and consummation of the transaction contemplated by this Agreement.  Upon termination of this Agreement for any reason, Purchaser shall return to Seller any documents delivered by Seller to Purchaser hereunder.

(b)Purchaser hereby agrees that neither Purchaser, nor any consultant or contractor of Purchaser, shall, unless required by law, disclose the results of any tests, environmental studies, analyses, inspections or evaluations of the Property to anyone other than to Seller, Purchaser’s attorneys, consultants and prospective lenders (on a “need to know basis”) without the prior written consent of Seller.  Purchaser must promptly disclose to Seller, and/or deliver to Seller copies of, the results of any tests, environmental studies, analyses, inspections and evaluations with regard to the Property.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER;
LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties.  As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that:

(a)Seller is a limited liability company duly organized and validly existing under the laws of the State of New Jersey, is in good standing, has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated, and the execution and delivery hereof and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which it or the Property is bound;

(b)the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by Seller and this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms;

(c)to the best of Seller’s knowledge, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Seller or the Property is subject, or violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property;

(d)to the best of Seller’s knowledge, no consent, authorization, license, permit, registration or approval of, or exemption or other action by any governmental or public body, commission or authority, or any other person, is required in connection with the execution, delivery and performance by Seller of this Agreement;

(e)Seller has no knowledge of any pending or threatened legal actions, claims or lawsuits affecting the Property or Seller’s ownership thereof;

(f) Except for this Agreement and Tenant’s option to purchase under the Lease, Seller is not a party to any contract, agreement or commitment to sell, convey, assign, transfer, provide rights of first refusal, option rights or any other similar rights relating to the disposition of the Property;

(g) Except for the Lease that will be assigned at Closing, Seller is not a party to any leases, licenses or occupancy agreements with respect to the Property which shall survive Closing;

(h) There are no currently effective equipment leases, building service or maintenance agreements, or other agreements relating to the operation of the Property to which Seller is a party that will remain in effect after the Closing Date, except for the HVAC service agreement that will continue after Closing, a copy of which Seller will provide to Purchaser promptly after the date hereof. In addition, Tenant is otherwise solely responsible for maintaining the Property;

(i) Seller has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar or other relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator for all or any substantial part of its properties;

(j) to the best of Seller’s knowledge, there are no unrecorded liens, encumbrances or obligations of Seller to third parties for which property has been pledged or given as primary security or collateral security for any obligation;

(k) to the best of Seller’s knowledge, Seller has not received any notice of and has no actual knowledge of any contemplated, proposed or pending condemnation proceedings for any portion of the property; and

(l) Seller has received a No Further Action Letter and Covenant Not to Sue from the New Jersey Department of Environmental Protection, a copy of which will be provided to Purchaser promptly after the date hereof.

4.2Material Changes in Representations and Warranties.

(a) If before the Closing Date, Seller acquires knowledge of any condition which constitutes a material change in any of the representations and warranties set forth in Section 4.1, Seller shall have the right to cure such condition before the Closing Date, and the existence of such condition shall not be a ground for Purchaser terminating this Agreement, provided that (i) Seller, promptly, after discovering the condition, notifies Purchaser in writing of the nature of the condition and assures Purchaser in writing that Seller is capable of curing such condition prior to the Closing Date, and (ii) Seller acts diligently to cure the condition and completes such cure prior to the Closing Date.

(b)Seller shall promptly inform Purchaser of any material change in any representation or warranty made by Seller.  Subject to the provisions of clause (a) of this Section 4.2, provided such material change is not the result of the willful conduct of Seller, Purchaser’s exclusive remedy upon being advised of any material change in the representations and warranties shall be the termination of this Agreement.  If Purchaser desires to terminate this Agreement due to a material change in any representation or warranty, Purchaser shall notify Seller within ten (10) days after receipt of a notice from Seller advising of any such change, whereupon, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void.

4.3Survival.  The representations or warranties set forth in Section 4.1 shall survive the closing of the title for ninety (90) days.

4.4Seller’s Limitations.

(a) As Is. Purchaser shall take the Property “as is” and in its present condition, status and state of repair. Purchaser acknowledges and agrees that, except as expressly set forth in this agreement, neither Seller, nor any agent or representative of Seller has made, and Seller shall not be liable or bound in any manner by any verbal or written statements or representations, express or implied, made by Seller, its agents or representatives, relating to the Property, or its operation, condition, character or quality, including, without limitation, the structural, mechanical and environmental condition of the Property, the state of title, the availability of utilities, the capacity for development of the Property and whether the Property is in compliance with Laws except as set forth in Article 4 herein.

(b) Purchaser’s Investigation. Purchaser acknowledges that Purchaser has entered into this agreement on the basis of its right to conduct a full inspection and investigation of the Property, its operation, condition, character and quality, including, without limitation, the structural, mechanical and environmental condition of the Property, the state of title, the availability of utilities, the capacity for development of the Property and whether the Property is in compliance with Laws, and Purchaser acknowledges that it shall be relying solely on its own inspection and investigation when proceeding with the purchase of the Property.  Purchaser further acknowledges that Purchaser has had or will have sufficient opportunity to inspect the Property.

(c) Release.  Effective upon the closing of title, buyer shall be deemed to have released Seller and Seller’s successors and assigns, of and from any and all claims, liabilities, losses, damages, penalties and costs, foreseen and unforeseen, at law or in equity, in any way relating to the Property, or its operation, condition, character or quality, including, without limitation, the structural, mechanical and environmental condition of the Property, the state of title, the availability of utilities, the capacity for development of the Property, the state of title, the availability of utilities, the capacity for development of the Property and whether the Property is in compliance with Laws, except for claims resulting from fraud or intentional misrepresentation on the part of Seller.  This release shall survive the Closing, but the exception for fraud or intentional misrepresentation claims shall survive for a period not to exceed ninety (90) days following the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1Purchaser’s Representations and Warranties.  As an inducement to Seller to enter into this Agreement Purchaser represents and warrants that:

(a)Purchaser is a corporation duly organized and validly existing under the laws of the State of New Jersey, is in good standing, has the capacity and authority to enter into this Agreement and to consummate the transactions herein contemplated and the execution and delivery hereof, and the performance by Purchaser of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Purchaser is a party or by which it is bound;

(b)the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Purchaser, or any of the entities comprising Purchaser, is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Purchaser or any of the persons or entities comprising Purchaser;

(c)no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement;

(d)Regardless of whether financing for all or part of the Purchase Price is obtained or sought from any third party, the Purchaser has the financial ability to independently complete the purchase in accordance with the terms of this Agreement; and

(e)Purchaser is not insolvent and has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition against it; (iii) suffered an appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets.

5.2Survival of Purchaser’s Representations and Warranties. The representations, warranties and covenants set forth in Section 5.1 shall survive the closing of title for ninety (90) days.

ARTICLE 6

MUNICIPAL APPROVALS

6.1 Municipal and Other  Approvals.  If Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall (a) comply with, at its sole cost and expense, all municipal requirements in connection with the transfer of the Property, including but not limited to, obtaining a certificate of occupancy of the Property, if required by the municipality and (b) indemnify and hold Seller harmless from any damages, loss, cost or expenses Seller may suffer as a result of Purchaser’s failure to so comply, including, but not limited to, reasonable attorneys’ fees and expenses.

6.2.Survival.  The provisions of this Article 6 shall survive the closing of title or any earlier termination of this Agreement.

ARTICLE 7
CLOSING DATE AND DELIVERY OF DOCUMENTS, ETC.

7.1Closing Date.  The closing of the transaction contemplated hereby shall be conducted on or about February 29, 2016 (the “Closing Date”).  If Purchaser extends the Due Diligence Period in accordance with Section 3.1 hereof, the Closing Date shall be extended by the number of days the Due Diligence Period is thereby extended.  Closing shall take place by mail through the Escrow Agent or at such other place and time as the parties shall mutually agree.  Upon closing of this transaction, Purchaser shall have the right to enjoy the rents, income and profits therefrom.

7.2Deliveries by Seller.  On the Closing Date, Seller shall deliver to Purchaser the following documents:

(a)duly executed Deed of Bargain and Sale with Covenants against Grantor’s Acts in proper statutory form for recordation, together with a duly executed Sellers Residency Certification (form GIT/REP-3) and a duly executed Affidavit of Consideration for Use by Seller (form RTF-1), if required;

(b)duly executed Affidavit of Title of Seller in a form reasonably acceptable to Purchaser’s Title Insurer;

(c)duly executed FIRPTA Affidavit of Seller in standard form;

(d)duly executed title closing statement prepared by the Title Insurer showing all credits and offsets to the Purchase Price;

(e)duly executed certification that the representations and warranties of Seller set forth in Section 4.1 hereof are true in all material respects as of such Closing Date;

(f)a resolution or consent of Seller authorizing the transaction;

(g)duly executed Assignment and Assumption of Lease, which shall be countersigned by Purchaser at Closing, in form mutually acceptable between the parties (“Assignment and Assumption of Lease”);

(h)the original Lease (or copy thereof certified by Seller as to completeness), licenses and permits and all leasing and property files and other property information in Seller’s possession or control;

(i)a notice to Tenant informing of the sale hereunder and address to where all notices and rent payable under the Lease should be sent; and

(j)such other documents and instruments as Purchaser or the Title Insurer may reasonably request to perfect title to any of the Property in Purchaser, provided Seller shall not be obligated to execute any document which increases its liability hereunder.

7.3Deliveries by Purchaser. On the Closing Date, Purchaser shall pay to Seller or its designee the Purchase Price in accordance with Section 1.3(c), and shall deliver to Seller the following documents:

(a)duly executed title closing statement prepared the Title Insurer showing all credits and offsets to the Purchase Price;

(b)duly executed Affidavit of Consideration for Use by Buyer (Form RTF-1EE) if required;

(c)duly executed certification that the representations and warranties of Purchaser set forth in Section 5.1 hereof are true in all material respects as of the Closing Date;

(d)duly executed Assignment and Assumption of Lease; and

(e)a resolution or consent of Purchaser authorizing the transaction.

7.4Form 1099.  On the Closing Date, the Seller shall execute and deliver a Form 1099-S and shall instruct the Title Insurer or counsel for Purchaser to file the same with the Internal Revenue Service.

ARTICLE 8

CLOSING ADJUSTMENTS

8.1Adjustment Time. All apportionments and adjustments shall be made as of 12:00 midnight on the day immediately preceding the Closing Date.

8.2Description of Items to be Adjusted.  The following apportionments and adjustments shall be made:

(a)The amount of the realty transfer fee payable in connection with the conveyance of the Property shall be paid by Seller as follows: Escrow Agent shall pay the full realty transfer fee directly to the taxing authority upon recording of the deed out of Seller’s sale proceeds.  Purchaser shall be solely responsible for the payment of the “mansion tax” pursuant to N.J.S.A. 46:15-7.2, if applicable.

(b)Real estate taxes are payable by Tenant under the Lease, and as such, no apportionment of the real estate taxes are required to be made at Closing.

(c)If there are any confirmed or unconfirmed special assessments against the Property, Seller shall pay same if the work giving rise to the assessment was completed prior to the date of this Agreement, but if the work giving rise to the assessment was not completed prior to the date of this Agreement, same shall be paid or assumed by Purchaser.

(d)Water, sewer and other utility charges are payable by Tenant under the Lease, and as such, not apportionment of the charges therefor are required to be made at Closing.

(e)Purchaser shall pay for its title report, survey, recording fees customary for a purchaser, the title policy when issued, its own legal costs and fees and charges of the Title Insurer customary for a purchaser.  Seller shall pay its own legal costs, and recording fees customary for a seller.

ARTICLE 9

DEFAULT; REMEDIES

9.1Defaults; Remedies.

(a)  In the event that Purchaser defaults under this Agreement and Seller is not then in default hereunder, Seller’s exclusive remedy shall be to terminate this Agreement and retain the Deposit as liquidated damages.  The parties agree that Seller’s damages would be extremely difficult or impossible to determine if Purchaser defaults, and that the Deposit is the best estimate of the damages Seller would suffer.  Purchaser acknowledges that such amount is an accurate estimate of the damages which would be sustained by Seller in the event of a breach and that such amount is not a penalty.

(b)In the event that Seller defaults by failing to close title under this Agreement, Purchaser may, at its option, either (i) terminate this Agreement and obtain a refund of the Deposit or (ii) seek specific performance of Seller’s obligations under this Agreement; provided that Purchaser commences the action for specific performance within sixty (60) days after Seller’s default.  The parties acknowledge and agree that the foregoing remedies shall be the sole and exclusive remedies in the event of a breach of this Agreement. Under no circumstances shall Seller or Purchaser be entitled to any other damages, costs or expenses (including, but not limited to, consequential damages) in the event of a default.

ARTICLE 10

CASUALTY AND CONDEMNATION

10.1Casualty.  In the event the Property, or any portion thereof, suffers damage between the date hereof and the Closing Date, and the cost to repair or restore the damage is less than $100,000 as reasonably estimated by Seller, the parties shall proceed to closing and Seller shall, at its cost and expense, repair the damage, unless Seller and Purchaser enter into a written agreement allowing a credit against the Purchase Price in an amount mutually agreed upon by Seller and Purchaser.  In the event Seller’s reasonable estimate of the cost to repair such damage exceeds $100,000, then either party shall have the right to terminate this Agreement. If Seller elects to terminate this Agreement, Purchaser shall have the right to reinstate this Agreement within a period of five (5) days from its receipt of Seller’s notice of termination, by closing title, paying the Purchase Price and receiving an assignment of any and all proceeds available or potentially available to Seller under any insurance policy or policies maintained by Seller, in which event Purchaser shall repair the damage at Purchaser’s sole cost and expense.  If Purchaser does not reinstate this Agreement as aforesaid, then this Agreement shall be deemed terminated by virtue of Seller’s election, in which event the parties shall have no further obligation to each other, except as expressly provided herein.

10.2Condemnation.  In the event any proceedings or negotiations are instituted which do or may result in a taking by condemnation or eminent domain of the Property or any portion thereof, Seller shall promptly notify Purchaser thereof, describing the nature and extent thereof.  In the event of such condemnation or eminent domain proceedings which affect the entire Property or any portion thereof which would materially interfere with the use of the Property for Purchaser’s intended purpose, Purchaser shall have the right on notice to Seller and the Escrow Agent to terminate this Agreement, and, except as expressly provided herein, neither party shall have any further rights hereunder. For purposes of this Section 10.2, “materially interfere” shall mean that the location of the land taken in condemnation prevents reasonable use and/or ingress or egress to the Property.   If this Agreement is not so terminated, or if such proceedings do not materially affect the use of the Property for the Purchaser’s intended purpose, Purchaser shall close title on the Closing Date and shall pay the entire Purchase Price, but Purchaser shall be entitled to a credit against the Purchase Price for the amount of any condemnation award received by Seller on account of such proceedings, net of any costs incurred by Seller in obtaining such condemnation award.  If the award has not been paid to Seller on the Closing Date, Seller shall then assign to Purchaser all of Seller’s right, title and interest in and to all awards payable by reason thereof, net of any costs incurred by Seller in obtaining such condemnation awards.  In the event that title closes prior to the completion of condemnation proceedings, Purchaser shall have the option to have Seller assign all of its rights and interest in said proceedings to Purchaser, providing Purchaser with its complete files and documentation with respect to said proceedings, Purchaser thereafter being entitled to pursue any claims in Seller’s name with Seller cooperating with respect to providing proper authorization to the Purchaser in order to pursue said claims to conclusion and for Purchaser’s benefit.

ARTICLE 11

MISCELLANEOUS

11.1Brokerage Commission.  The parties agree that they have dealt with each other and not through any real estate broker as the procuring cause of this transaction.  Each of the parties agrees to indemnify the other and hold the other harmless of and from any and all loss, cost, damage, injury or expense arising out of, or in any way related to, assertions, by any person, firm or entity, of a claim to a commission based on alleged contacts between the claiming party and the indemnifying party which have resulted in allegedly providing the claiming party the right to claim such commission.  The provisions of this Section 11.1 shall survive the closing of title.

11.2Notices.  All notices or other communications required or permitted to be given hereunder shall be given in writing and delivered either by (a) certified mail, postage prepaid, (b) a reputable messenger service or a nationally recognized priority delivery service such as Federal Express, or (c) by electronic mail followed by a hard copy sent in accordance with (a) or (b) above, addressed as follows:

To Seller:Clinton Unity Group, L.L.C.

P. O. Box 5301

Clinton, New Jersey 08809

Attn: David Dallas, Robert Dallas, VanVolkenburg

E-mail: ddallas@dallasgrp.com,  rdallas@dallasgrp.com

With a copy to:John Higgins, CPA

Field & Higgins, P.C.

77 Tamarack Circle

Skillman, NJ  08558

E-mail: jhiggins@fieldhiggins.com

To Purchaser:Unity Bancorp, Inc.

64 Old Highway 22

Clinton, New Jersey 08809

Attn: Alan Bedner, Executive Vice President and

Chief Financial Officer

E-mail: Alan.Bedner@unitybank.com

With a copy to:Michael A. Brenna, Esq.

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

New Brunswick, New Jersey 08901

E-mail: mbrenna@windelsmarx.com

The foregoing addresses may be changed or supplemented by written notice given as above provided.  Any such notice sent by mail shall be deemed to have been received by the addressee on the business day received.  Any notice forwarded by certified mail return receipt requested, as set forth herein, and refused by the person to whom it is addressed, provided it is addressed as set forth in this Agreement or such other address as the receiving party may have otherwise directed, shall be deemed received and effective upon the date when delivery was first attempted and refused by the addressee.  Counsel for a party may give notice to the other party with the same effect as if given by a party.

11.3Attorney’s Fees.  In the event any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, each party shall be responsible for paying its own attorney’s fees and costs.

11.4Assignment.  Purchaser may not assign its interest under this Agreement to any person or entity without the prior written consent of Seller, except that Purchaser shall have the right to assign its rights and obligations under this Agreement to a corporation, limited liability company, general partnership, limited partnership, or any similar entity if the legal and beneficial interest in such entity is wholly owned by the Purchaser or the current owners of Purchaser or controlled by principals of Purchaser.  In the event of any permitted assignment, the assignee shall assume all obligations of Purchaser hereunder and Purchaser shall remain liable as a principal and not as a surety.

11.5Successors and Assigns.  Subject to the provisions of Section 11.4, the terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

11.6Governing Law; Exclusive Venue.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey. Any action to enforce the provisions of this Agreement shall be commenced exclusively either in the Superior Court of the State of New Jersey or in the United States District Court for the District of New Jersey.

11.7Incorporation of Prior Agreements.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking shall be effective for any purpose.

11.8Modification of Agreement.  This Agreement may not be amended or modified, nor may any obligation hereunder be waived orally, and no such amendment, modification or waiver shall be effective for any purpose unless it is in writing, signed by both Purchaser and Seller.

11.9Interpretation.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.  If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible.  The captions and paragraph headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of, or aid in interpretation of any of the provisions hereof.

11.10Counterparts.  This Agreement may be executed and delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.  In order to expedite the transaction contemplated herein, facsimile or e-mail signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the facsimile or e-mail document (as the case may be), are aware that the other party will rely on such facsimile or e-mail signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on such form of signature.

11.11Non-Binding Draft.  The mailing or delivery of this document or any draft of this document by Seller or its agent to Purchaser, its agent or attorney shall not be deemed an offer by Seller on the terms set forth in this document or draft, and this document or draft may be withdrawn or modified by Seller or its agent at any time and for any reason.  The purpose of this paragraph is to place Purchaser on notice that this document or draft shall not be effective, nor shall Purchaser have any rights with respect hereto, unless and until Seller shall execute and accept this document.

11.121031 Exchange. Purchaser and Seller hereby acknowledges that the Purchaser or Seller may elect to dispose of the Property or acquire the Property as part of an Internal Revenue Code Section 1031 Tax Deferred Exchange (“1031”). In such case, Seller would be assigning all of its contract rights and obligations hereunder to a qualified intermediary under the applicable Treasury Regulations in furtherance of such tax deferred exchange and/or Purchaser would be using 1031 proceeds for the purchase of the Property. Seller and Purchaser agree to assist and cooperate in such exchange for the benefit of the other party at no cost, expense or liability and further agree to execute any and all documents (subject to the reasonable approval of their legal counsel) as are reasonably necessary in connection with such exchange.  In connection with implementing such tax-free exchange for Seller, Purchaser shall at the Closing pay the cash portion of the Purchase Price to the qualified intermediary designated by Seller in writing.  As a part of such exchange for Seller, Seller shall convey the Property by deed directly to Purchaser and Purchaser shall not be obligated to acquire or convey any other property as part of such exchange.  The parties further agrees to indemnify and hold the other harmless from and against any and all causes of action, claims, damages, losses, costs, expenses, obligations, and/or liabilities, including reasonable attorneys’ fees, resulting from participation in any such 1031 exchange.  This indemnification shall survive the Closing of title or any earlier termination of this Agreement.

11.13Bulk Sales Tax Requirements.

(a)Seller shall provide Purchaser with the information necessary to complete the Notification of Sale, Transfer or Assignment in Bulk, or such other form as the New Jersey Division of Taxation (the “Division”) may prescribe, during the Due Diligence Period, and Seller shall cooperate with

Purchaser in the submission of the completed form to the Division.

(b)At or prior to Closing, Seller shall pay or otherwise satisfy in full the amount of such claim, and Purchaser shall be entitled to deduct from the net proceeds of sale due to Seller the amount of such claim and to remit those sums to the Division, or to the Escrow Agent, or take such action in accordance with instructions received from the Division.

(c)In the event Seller’s liability for any tax is unconfirmed, or cannot be determined as of the Closing Date, Seller shall agree to escrow with the Purchaser’s title company an amount reasonably estimated by Seller’s accountant to satisfy the amounts due and/or such escrow as may be required by the New Jersey Division of Taxation.  In the event the amount of the tax, when determined, is less than the escrowed sum, the balance shall be promptly returned to the Seller.  In the event the amount of the tax, when determined, is more than the escrowed sum, Seller shall promptly pay the balance.

(d)Seller shall indemnify and hold Purchaser harmless from and against any and all taxes, penalties, claims, damages, costs, fees and expenses, including reasonable attorneys’ and experts’ fees, arising out of any tax liability Seller may owe to the State or any noncompliance by Seller with any Bulk Sales laws.

(e)Seller’s obligations under this Section shall survive Closing.

11.14Covenants of Seller Pending Closing.  The Seller covenants and agrees that between the date hereof and the Closing Date:

(a)Seller shall not enter into any contracts for services or otherwise that may be binding upon the Property or upon the Purchaser, nor create or modify, or suffer to be created, any easements, liens, encumbrances or restrictions, or grant any licenses, affecting the Property, nor enter into any leases of space in the Property, without the express prior written consent of Purchaser;

(b)Seller shall permit and cooperate with any inspections of the Property by the departments of building, fire, labor, health or other federal, state, county or municipal departments having jurisdiction against or affecting the Property.  In the event that Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall, at its sole cost and expense, comply with any notices received by Seller as to violations of law or municipal ordinances, orders or requirements; it being understood and agreed that Seller shall not be responsible for the cure of any such violations;

(c)Seller shall operate the Property in accordance with all applicable laws including, but not limited to, environmental laws.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SELLER:

CLINTON UNITY GROUP, L.L.C.

By: /s/__Marianne Van Volkenburgh

Marianne Van Volkenburgh

Managing Member

PURCHASER:

UNITY BANCORP, INC.

By: /s/__Alan J. Bedner

Alan J. Bedner

EVP and Chief Financial Officer

EXHIBIT A

THE PROPERTY

Real property in the Town of Clinton, County of Hunterdon, State of New Jersey, described as follows:

BEGINNING at a two inch iron pipe found in the southerly sideline of New Jersey State Highway 22 said pipe being the being the beginning of the third course in a description of a 2.55 acre tract of land conveyed from Agway Petroleum Corp. to Clinton Unity Group, L.L.C. by deed dated March 14, 1994, and recorded at the Hunterdon County Clerk's Office in book 1105 of deeds on page 789, corner to lands now or formerly Zygmund and Anna J. Kubiak, designated Lot 21, Block 22 and running; thence

(1) Along the third course in the above referenced deed and along said Kubiak, and by a line which at 1.96 feet from its terminus passes through a concrete monument found on line, South 08 degrees 33 minutes 38 seconds West 201.57 feet to a point corner to said Kubiak and in line of the northerly right-of-way line of New Jersey State Highway Route 78 (125 feet from the monumented base line), said point also being beginning of course 3 in a description of a 1.78 acre tract of land conveyed from Agway Petroleum Corp. to Roycefield Properties by deed dated March 14, 1994 and recorded at the Hunterdon County Clerk's Office in book 1105 of deed on page 793 and running; thence,

(2) Along said third course and along said northerly right-of-way line of New Jersey State Highway Route 78 by a curve to the left with a radius of 5925.00 feet an arc length of 227.21 feet a central angle of 02 decrees 11 minutes 50 seconds whose chord bears South 71 degrees 24 minutes 55 seconds West 227.19 feet to a point of tangency; thence,

(3) Along a portion of the third course in the description of said 1.78 acre parcel and along said northerly right-of-way line of New Jersey State Highway Route 78, South 70 degrees 19 minutes 00 seconds West 170.13 feet to a point in line of said northerly right-of-way line and corner to a 1.97 acre parcel about to be conveyed designated as Lot 20, Block 22; thence,

(4) By a new line along said 1.97 acre parcel, North 08 degrees 33 minutes 38 seconds East 385.73 feet to a point in the second course in the aforementioned description of a 2.55 acre parcel and in line of the southerly sideline of New Jersey State Highway Route 22; thence,

(5) Along said southerly sideline, South 81 degrees 26 minutes 22 seconds East 352.04  feet to the point and place of BEGINNING.

NOTE FOR INFORMATION ONLY: BEING Lot 22 in Block 22 on a Tax Map of the Town of Clinton, County of Hunterdon.